Exhibit 99

ICOS Corporation Reports Results for First Quarter of 2003

    BOTHELL, Wash.--(BUSINESS WIRE)--April 30, 2003--ICOS Corporation (Nasdaq:ICOS) (the "Company") today summarized recent events and released its financial results for the three months ended March 31, 2003.

    Commercial Launch of Cialis(TM) (tadalafil)

    In the first quarter of 2003, a historic milestone was achieved with the commercial launch of Cialis for the treatment of erectile dysfunction. Cialis is available, by prescription, in approximately 30 countries including the 15 member countries of the European Union, Australia, New Zealand, Russia, Brazil and Saudi Arabia. Cialis is being developed and commercialized by Lilly ICOS LLC ("Lilly ICOS"), the Company's collaboration with Eli Lilly and Company ("Lilly").
    "We are delighted with the high physician and patient awareness of Cialis so soon after the product launch," stated ICOS Chairman and Chief Executive Officer, Paul Clark. "We expect that patients, together with their partners, will value the characteristics of Cialis, which are described in product labels where Cialis is approved, when they consider available treatment alternatives."

    Financial Results

    For the three months ended March 31, 2003, ICOS reported a net loss of $40.5 million ($0.65 per share), compared to a net loss of $39.2 million ($0.65 per share) for the three months ended March 31, 2002.
    Total revenue was $7.1 million in the first quarter of 2003, compared to $22.5 million in the first quarter of 2002. The overall decrease reflects lower collaboration revenue from affiliates ("cost reimbursement revenue"), which totaled $5.3 million in the first quarter of 2003, compared to $19.4 million in the first quarter of 2002. Cost reimbursement revenue declined as a result of the Company's decisions, announced in December 2002 and January 2003, respectively, to terminate the Pafase(R) development program and to conclude its participation in the endothelin receptor antagonist collaboration with Texas Biotechnology Corporation ("Texas Biotechnology").
    Total operating expenses were $30.4 million in the first quarter of 2003, compared to $40.4 million in the first quarter of 2002.
    Research and development expenses decreased $8.1 million from the first quarter of 2002, to $27.3 million in the first quarter of 2003. The decrease was due to the discontinuation of activities associated with the Pafase and endothelin receptor antagonist programs, partially offset by increased costs related to the progression of development activities for our clinical product candidates.
    Marketing and selling expenses decreased $2.2 million from the first quarter of 2002, to $0.9 million in the first quarter of 2003. Expenses in the first quarter of 2002 included start-up costs associated with the development of sales and marketing capabilities in anticipation of a U.S. regulatory decision for Cialis, which was subsequently delayed and is now anticipated in the second half of 2003.
    The Company recognized $21.5 million in net losses related to its equity interests in affiliates in the first quarter of 2003, compared to $24.7 million in the first quarter of 2002.
    The Company's 50% share of Lilly ICOS' losses increased $7.3 million from the first quarter of 2002, to $21.5 million in the first quarter of 2003, reflecting activities associated with the February 2003 commercial launch of Cialis in the European Union. See "Lilly ICOS Results" below for additional information.
    During the first quarter of 2002, the Company recognized $8.0 million in losses related to its equity interest in Suncos Corporation ("Suncos"). Upon discontinuation of the Pafase program, in December 2002, Suncos accrued estimated close-out costs, primarily associated with the program's clinical and manufacturing activities. In the first quarter of 2003, no adjustments to those estimated costs were necessary.
    The Company recognized $2.5 million in losses related to its equity interest in ICOS-Texas Biotechnology L.P. ("ICOS-TBC") during the first quarter of 2002. All research and development costs of ICOS-TBC were charged to expense as incurred. In the first quarter of 2003, Texas Biotechnology agreed to be responsible for all costs and expenses of ICOS-TBC incurred subsequent to December 31, 2002. On April 22, 2003, the Company entered into an agreement whereby Texas Biotechnology acquired all of the Company's interests in ICOS-TBC for $10.0 million, with $4.0 million paid on that date and the balance payable, with interest, in two installments over an 18-month period. The installment payments and interest are secured by an irrevocable standby letter of credit from a major U.S. bank. In the second quarter of 2003, the Company's results of operations will include a gain of $10.0 million from this transaction.
    Interest and other income was $3.7 million in the first quarter of 2003, compared to $3.3 million in the first quarter of 2002. The increase primarily reflects gains realized in connection with a decision to reduce the average maturity of our investment portfolio near the end of the 2003 first quarter, partially offset by the impact of both lower average invested balances and lower average interest rates.
    The Company's first quarter of 2003 financial results also include a $0.6 million benefit from a claim to recover federal alternative minimum income taxes paid for the year ended December 31, 1998.
    At March 31, 2003, the Company had cash, cash equivalents, investment securities and associated interest receivable of $307.6 million.

    Lilly ICOS Results

    For the three months ended March 31, 2003, Lilly ICOS reported a net loss of $43.1 million, compared to a net loss of $28.5 million for the three months ended March 31, 2002.
    Total revenue was $17.6 million in the first quarter of 2003, consisting of $16.6 million in European product sales of Cialis, including initial stocking by wholesalers and pharmacies, and $1.0 million in royalties from Lilly, equal to 20% of net sales of Cialis in territories other than North America and the European Union.
    Total expenses were $60.7 million for the three months ended March 31, 2003, compared to $28.5 million for the three months ended March 31, 2002. Cost of sales totaled $1.6 million in the first quarter of 2003, including royalties payable by Lilly ICOS equal to 5% of its net product sales. Research and development expenses increased $6.2 million from the first quarter of 2002, to $18.2 million in the first quarter of 2003. The increase reflects the initiation of local clinical trials in Europe and additional testing required by the U.S. Food and Drug Administration pursuant to the April 29, 2002, approvable letter. Selling, general and administrative expenses increased $24.4 million over the prior year quarter, to $40.9 million for the three months ended March 31, 2003. This increase primarily reflects sales and marketing costs associated with and subsequent to the February 2003 commercial launch of Cialis in the European Union.

    The Company's results of operations may vary significantly from period to period. Operating results will depend on, among other factors, the timing and success of new product launches, the timing of expenses, continued funding from the Company's collaboration partners, and the timing and progression of research, development, marketing and sales activities. The Company may experience significant fluctuations in cost reimbursement revenue, revenue from licenses of technology and contract manufacturing revenue. Cost reimbursement revenue will vary depending upon the continued progression of clinical trial and development activities, the cost of marketing and sales activities, and our level of participation in those activities. Revenue from licenses of technology will vary as a result of the timing of milestone payments and changes in estimated total development costs, which depend on the success of clinical trials and other development efforts. Contract manufacturing revenue may fluctuate depending upon our needs to manufacture our own internal product candidates and our ability to attract third parties to utilize any remaining manufacturing capacity. In addition, significant changes in joint venture collaboration activities, which are subject to the oversight of both parties, could cause the amount of affiliate losses to fluctuate from period to period.
    ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. ICOS combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. ICOS applies its integrated approach to erectile dysfunction and other urologic disorders, sepsis, psoriasis and other inflammatory diseases. ICOS' strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing opportunities to market breakthrough products.
    Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that may cause the Company's results and the timing and outcome of events to differ materially from those expressed in or implied by the forward-looking statements, including risks associated with research and clinical development, regulatory approvals, product commercialization, liquidity and capital raising, reliance on third party manufacturers, competition, intellectual property claims and litigation and other risks detailed in the Company's latest Annual Report on Form 10-K and its other public filings with the Securities and Exchange Commission.
    The forward-looking statements contained in this press release represent the Company's judgment as of the date of this release. ICOS undertakes no obligation to publicly update any forward-looking statements. The biotechnology and pharmaceutical businesses are risky and there can be no assurance that any particular product candidate will progress and become a commercial product.

    Conference Call

    As previously announced, ICOS will host a conference call on the first quarter financial results and related matters beginning today at 4:30 p.m. EDT. The conference call can be accessed as a webcast at www.icos.com, in the Investor/Events section, or by telephone, using the Passcode 680165, live at 612/326-1003, or as a replay at 320/365-3844. The webcast will be available until May 7 at 4:30 pm EDT. The telephone replay will be available until May 1, 2003 at 6:30 pm EDT.

    -- Selected financial data follows--


                 ICOS Corporation and Subsidiaries
               SELECTED CONSOLIDATED FINANCIAL DATA
               (in thousands, except per share data)
                            (unaudited)
                                                Three Months Ended
                                                    March 31,
                                            --------------------------
                                               2003          2002
                                            ------------  ------------
Condensed Consolidated Statement of
 Operations:

Revenue:
 Collaboration revenue from affiliates           $5,348       $19,356
 Licenses of technology                             633         1,380
 Contract manufacturing                           1,100         1,800
                                            ------------  ------------
      Total revenue                               7,081        22,536
                                            ------------  ------------
Operating expenses:
 Research and development                        27,288        35,398
 Marketing and selling                              921         3,158
 General and administrative                       2,141         1,809
                                            ------------  ------------
      Total operating expenses                   30,350        40,365
                                            ------------  ------------
               Operating loss                   (23,269)      (17,829)
Other income (expense):
 Equity in losses of affiliates                 (21,547)      (24,724)
 Interest and other income                        3,712         3,333
                                            ------------  ------------
Loss before income taxes                        (41,104)      (39,220)
 Income tax recovery                                612             -
                                            ------------  ------------
Net loss                                       $(40,492)     $(39,220)
                                            ============  ============
Net loss per common share - basic and
 diluted                                         $(0.65)       $(0.65)
                                            ============  ============
Weighted average common shares outstanding -
 basic and diluted                               62,174        60,017
                                            ============  ============


Condensed Consolidated Balance Sheet:        March 31,    December 31,
                                                2003          2002
                                            ------------  ------------

Cash, cash equivalents, investment
 securities and interest receivable            $307,604      $354,025
Receivables from affiliates                       7,400         7,959
Property and equipment, net                      19,455        20,209
Other                                             6,802         3,467
                                            ------------  ------------
      Total assets                             $341,261      $385,660
                                            ============  ============

Due to affiliates                               $24,424       $25,012
Other current liabilities                        19,828        25,985
Deferred revenue                                 19,205        17,031
Stockholders' equity                            277,804       317,632
                                            ------------  ------------
      Total liabilities and stockholders'
       equity                                  $341,261      $385,660
                                            ============  ============


                  ICOS Corporation and Subsidiaries
                     SUPPLEMENTARY FINANCIAL DATA
                            (in thousands)
                             (unaudited)

The following table summarizes our revenue from collaborations and licenses of technology, and equity in losses of affiliates.

                  2003                       2002
                -------- ---------------------------------------------
                   Q1       Q1       Q2       Q3       Q4      TOTAL
                -------- -------- -------- -------- -------- ---------

Collaboration
 revenue from
 affiliates:
 Lilly ICOS
  LLC           $ 2,053  $ 1,361  $ 1,579  $ 1,239  $ 2,436   $ 6,615
 Suncos Corp.     2,058   13,889   12,918   13,336   16,335    56,478
 ICOS-Texas
  Biotechnology
  L.P.            1,237    4,106    3,412    3,333    3,784    14,635
                -------- -------- -------- -------- -------- ---------
                $ 5,348  $19,356  $17,909  $17,908  $22,555   $77,728
                ======== ======== ======== ======== ======== =========
Licenses of
 technology:
 Lilly ICOS
  LLC           $    31  $   623  $    83  $   243  $   608   $ 1,557
 ICOS Clinical
  Partners, L.P.      -      427      315      323    2,095     3,160
 Biogen, Inc.       602      330      236      911      423     1,900
                -------- -------- -------- -------- -------- ---------
                $   633  $ 1,380  $   634  $ 1,477  $ 3,126   $ 6,617
                ======== ======== ======== ======== ======== =========
Equity in losses
 of affiliates:
 Lilly ICOS
  LLC           $21,547  $14,230  $17,003  $13,255  $21,181   $65,669
 Suncos Corp.         -    7,984    6,317    6,485    9,147    29,933
 ICOS-Texas
  Biotechnology
  L.P.                -    2,510    1,957    1,838    2,253     8,558
                -------- -------- -------- -------- -------- ---------
                $21,547  $24,724  $25,277  $21,578  $32,581  $104,160
                ======== ======== ======== ======== ======== =========


                  ICOS Corporation and Subsidiaries
            SUMMARIZED OPERATING RESULTS OF LILLY ICOS LLC
                            (in thousands)
                             (unaudited)

            2003                           2002
          --------- -------------------------------------------------
             Q1         Q1        Q2        Q3        Q4      TOTAL
          --------- --------- --------- --------- --------- ---------
Revenue:
 Product
  sales,
  net      $16,615   $     -   $     -   $     -   $     -   $     -
 Royalties     975         -         -         -         -         -
          --------- --------- --------- --------- --------- ---------
  Total
   revenue  17,590        -          -         -         -         -
          --------- --------- --------- --------- --------- ---------
Cost of
 sales       1,604        -          -         -         -         -
Research and
 development:
  Eli Lilly
   and
   Company
   & Other  16,446    10,839    11,138    10,863    18,979     51,819
  ICOS Corp. 1,773     1,184     1,249     1,034     2,098      5,565
Selling,
 general and
 administrative:
  Eli Lilly
   and
   Company
   & Other  40,582    16,222    21,314    14,410    20,973     72,919
  ICOS Corp.   280       215       305       203       312      1,035
          --------- --------- --------- --------- --------- ----------
  Total
   expenses 60,685    28,460    34,006    26,510    42,362    131,338
          --------- --------- --------- --------- --------- ----------
Net loss  $(43,095) $(28,460) $(34,006) $(26,510) $(42,362) $(131,338)
          ========= ========= ========= ========= ========= ==========

    CONTACT: ICOS Corporation
             Lacy Fitzpatrick, 425/415-2207